www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR 2012 RESULTS
~ Fourth Quarter Sales Increased to $1.29 Billion and Same-Store Sales Increased 4.7% ~
~ Fourth Quarter Earnings per Share Increased 15.6% to $1.11 ~
~ Full Year Earnings per Share Increased 26.2% to $3.80 ~

Brentwood, Tennessee, January 30, 2013 - Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its fourth fiscal quarter and fiscal year ended December 29, 2012. Additionally, the Company provided a current outlook for fiscal 2013.

Fourth Quarter Results
Net sales increased to $1.29 billion, or 3.7% over the prior-year’s 14-week period (10.8% adjusted for the extra sales week in the prior year’s fourth quarter as part of the Company’s 53-week calendar in fiscal 2011). Same-store sales increased 4.7% compared to a strong 7.6% increase in the prior-year period (7.1% in the prior-year period adjusted for the one-week calendar shift in the prior year due to the Company’s 53-week calendar in fiscal 2011). The same-store sales increase was driven primarily by continued strong results in key consumable, usable and edible (C.U.E.) products, principally animal- and pet-related merchandise. Same-store sales for the four quarters and full year of fiscal 2011, adjusted for the one-week calendar shift, are presented in the attached table of Selected Financial and Operating Information.

As a percent of sales, gross margin improved to 33.0% from 32.5% in the prior year’s fourth quarter. Gross margin dollars increased to $424.6 million from $403.2 million in the prior year’s 14-week fourth quarter. Gross margin rate continues to benefit from key margin-driving initiatives, including strategic sourcing, inventory and markdown management and price optimization. The higher gross margin rate in the fourth quarter of 2012 also reflects, in part, the impact in 2011 of a one-time charge related to the discontinuation of a product line from several hundred stores. These increases in gross margin rate were partially offset by the continued mix shift to lower-margin, freight-intensive C.U.E. products.

Selling, general and administrative expenses, including depreciation and amortization, improved to 23.3% of sales compared to 23.5% of sales in the prior year’s fourth quarter. This improvement was achieved despite the leverage gained in 2011 from the extra sales week. The improvement as a percent of sales was primarily attributable to expense control related to store operating costs and lower year-over-year incentive compensation expense. The reduction as a percent of sales also reflects, in part, the impact in 2011 of a one-time charge to write down certain e-commerce assets.

Net income for the quarter was $79.5 million, or $1.11 per diluted share, compared to net income of $70.5 million, or $0.96 per diluted share, in the fourth quarter of the prior year. As stated in the prior year, the Company estimates that the 53rd week in fiscal 2011 represented a benefit of approximately $0.09 per diluted share in the prior year fourth quarter results.

The Company opened 25 new stores in the fourth quarter of 2012 compared to 31 new store openings in the prior year’s fourth quarter.

Greg Sandfort, President and Chief Executive Officer, stated, “Our fourth quarter performance demonstrates the underlying strength we have built in our business, while we continue to drive improved profitability through our strategic initiatives. Our core C.U.E. categories again posted solid increases above last year in both sales and units, and our ability to plan, prepare, execute and react quickly to the trends we are seeing in our business allowed us to deliver our 19th consecutive quarter of year-over-year transaction count increases. Our team executed exceptionally well, delivering a strong same-store sales gain of 4.7% on top of last year’s strong 7.6% comp increase, managing through less than ideal weather conditions for sales of cold weather products and despite less benefit from inflation than last year. We are also delighted with our ability to once again generate double-digit EPS growth during the fourth quarter on top of a strong double-digit increase last year.”

Full Year Results
Net sales increased to $4.66 billion, or 10.2% over the prior-year’s 53-week period (11.6% adjusted for the extra sales week in fiscal 2011 as part of the Company’s 53-week calendar).  Same-store sales increased 5.3% compared to an 8.2% increase in fiscal 2011 (8.3% in the prior-year period adjusted for the one-week calendar shift in the prior year due to the Company’s 53-week calendar in fiscal 2011). As a percent of sales, gross margin improved to 33.6% from 33.2% in the prior year.  Gross margin dollars increased to $1.57 billion from $1.41 billion in the prior year’s 53-week period.

Selling, general and administrative expenses, including depreciation and amortization, improved to 24.2% of sales compared to 24.9% of sales in fiscal 2011.

For fiscal 2012, net income was $276.5 million, or $3.80 per diluted share, compared to net income of $222.7 million, or $3.01 per diluted share, for fiscal 2011. As stated in the prior year, the Company estimates that the 53rd week in fiscal 2011 represented a benefit of approximately $0.09 per diluted share.

The Company opened 93 new stores and closed two stores during fiscal 2012 compared to 85 new store openings and one store closure during fiscal 2011.

Fiscal 2013 Outlook
The Company anticipates net sales for fiscal 2013 will range between $5.07 billion and $5.17 billion, with same-store sales expected to increase 3% to 5%. The Company projects fiscal 2013 full year net income to range from $4.32 to $4.40 per diluted share. This projection includes estimated costs of $0.06 to $0.07 per diluted share associated with the relocation of its Southeast distribution center and its corporate data center. For the full year, the Company expects capital expenditures to range between $240 million and $250 million including spending to support 100 to 105 new store openings and construction of the Company’s Southeast distribution center expected to open in 2013 and new Store Support Center expected to open in 2014.

Mr. Sandfort concluded, “The strength and flexibility of Tractor Supply Company’s business model is exemplified by our ability to manage through a wide array of variables. Today, we are agile and able to respond more quickly to our customers’ changing needs, creating opportunities in our business. As we manage the controllables, we will continue to test and improve our assortments and the in-store experience. We continue to focus on new product innovation and expansion of existing categories, while providing our customers with compelling values every day. We have been rewarded in these efforts with increasing customer loyalty and growing market share. Looking ahead, we believe our ability to better anticipate and meet our customers’ needs will continue to provide sales momentum for Tractor Supply.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly and full year results. The call will be broadcast simultaneously over the Internet on the Company’s website at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes and will be available through February 13, 2013.

About Tractor Supply Company
At December 29, 2012, Tractor Supply Company operated 1,176 stores in 45 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations, capital expenditures and new store openings in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s year-end financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of privacy, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to secure or develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Fourth Quarter Ended				Year Ended
	December 29, 2012		December 31, 2011		December 29, 2012		December 31, 2011
	(13 weeks)		(14 weeks)		(52 weeks)		(53 weeks)

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,286,166	100.0%	$1,240,028	100.0%	$4,664,120	100.0%	$4,232,743	100.0%
Cost of merchandise sold	861,544	67.0	836,862	67.5	3,098,066	66.4	2,825,871	66.8
Gross margin	424,622	33.0	403,166	32.5	1,566,054	33.6	1,406,872	33.2

Selling, general and administrative expenses	277,251	21.5	267,959	21.6	1,040,287	22.3	973,822	23.0
Depreciation and amortization	22,595	1.8	23,662	1.9	88,975	1.9	80,347	1.9

Operating income	124,776	9.7	111,545	9.0	436,792	9.4	352,703	8.3
Interest expense, net	200	—	1,036	0.1	1,055	—	2,087	—

Income before income taxes	124,576	9.7	110,509	8.9	435,737	9.4	350,616	8.3
Income tax expense	45,089	3.5	39,997	3.2	159,280	3.4	127,876	3.0
Net income	$79,487	6.2%	$70,512	5.7%	$276,457	6.0%	$222,740	5.3%

Net income per share:
Basic	$1.13		$0.99		$3.89		$3.10
Diluted	$1.11		$0.96		$3.80		$3.01

Weighted average shares outstanding:
Basic	70,218		71,190		71,092		71,777
Diluted	71,733		73,256		72,757		73,921

Dividends declared per common share outstanding	$0.20		$0.12		$0.72		$0.43

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 29, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$138,630	$176,965
Restricted cash	8,400	21,870
Inventories	908,116	830,819
Prepaid expenses and other current assets	51,808	51,728
Deferred income taxes	23,098	8,867
Total current assets	1,130,052	1,090,249

Property and equipment:
Land	61,522	36,962
Buildings and improvements	511,188	459,703
Furniture, fixtures and equipment	350,224	312,708
Computer software and hardware	109,121	107,753
Construction in progress	37,122	19,309
	1,069,177	936,435
Accumulated depreciation and amortization	(519,179)	(455,580)
Property and equipment, net	549,998	480,855

Goodwill	10,258	10,258
Other assets	16,500	13,470

Total assets	$1,706,808	$1,594,832

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$320,392	$266,409
Accrued employee compensation	48,400	48,261
Other accrued expenses	148,316	134,048
Current portion of capital lease obligations	38	33
Income taxes payable	43,359	11,874
Total current liabilities	560,505	460,625

Capital lease obligations, less current maturities	1,242	1,284
Deferred income taxes	1,477	13,827
Deferred rent	76,236	75,731
Other long-term liabilities	42,374	35,075
Total liabilities	681,834	586,542

Stockholders’ equity:
Common stock	654	643
Additional paid-in capital	361,759	298,426
Treasury stock	(709,172)	(437,373)
Retained earnings	1,371,733	1,146,594
Total stockholders’ equity	1,024,974	1,008,290

Total liabilities and stockholders’ equity	$1,706,808	$1,594,832

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Fiscal Year Ended
	December 29, 2012	December 31, 2011
	(52 weeks)	(53 weeks)
Cash flows from operating activities:
Net income	$276,457	$222,740
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88,975	80,347
Loss on disposition of property and equipment	76	955
Stock compensation expense	17,641	15,041
Excess tax benefit of stock options exercised	(25,836)	(17,435)
Deferred income taxes	(26,581)	1,856
Change in assets and liabilities:
Inventories	(77,297)	(94,299)
Prepaid expenses and other current assets	(80)	(17,783)
Accounts payable	53,983	19,021
Accrued employee compensation	139	13,685
Other accrued expenses	8,828	6,312
Income taxes payable	57,321	21,040
Other	4,676	2,664
Net cash provided by operating activities	378,302	254,144
Cash flows from investing activities:
Capital expenditures	(152,924)	(166,156)
Proceeds from sale of property and equipment	379	752
Decrease (increase) in restricted cash	13,470	(21,870)
Proceeds from sale of short-term investments	—	15,913
Net cash used in investing activities	(139,075)	(171,361)
Cash flows from financing activities:
Excess tax benefit of stock options exercised	25,836	17,435
Principal payments under capital lease obligations	(37)	(90)
Restricted stock units withheld to satisfy tax obligations	(6,821)	(1,115)
Repurchase of common stock	(271,799)	(179,997)
Net proceeds from issuance of common stock	26,577	31,460
Cash dividends paid to stockholders	(51,318)	(30,850)
Net cash used in financing activities	(277,562)	(163,157)
Net decrease in cash and cash equivalents	(38,335)	(80,374)
Cash and cash equivalents at beginning of period	176,965	257,339
Cash and cash equivalents at end of period	$138,630	$176,965

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,219	$614
Income taxes	128,306	103,630

Non-cash accruals for construction in progress	(5,440)	(350)

Selected Financial and Operating Information
(Unaudited)

	Fourth Quarter Ended			Year Ended
	December 29, 2012	December 31, 2011	December 31, 2011	December 29, 2012	December 31, 2011	December 31, 2011
	(13 weeks)	(14 weeks)	(13 weeks)	(52 weeks)	(53 weeks)	(52 weeks)
		(originally reported)	(adjusted for week shift) (a)		(originally reported)	(adjusted for week shift) (a)
Sales Information:
Same-store sales increase	4.7%	7.6%	7.1%	5.3%	8.2%	8.3%
New store sales (% of total sales)	5.9%	5.7%	5.7%	5.9%	5.6%	5.6%
Average transaction value	$46.12	$45.20	$45.16	$44.40	$43.33	$43.37

Same-store average transaction value increase	1.8%	3.8%	3.5%	2.0%	3.1%	3.1%
Same-store average transaction count increase	2.7%	3.6%	3.5%	3.0%	5.0%	5.0%
Total selling square footage (000’s)	18,893	17,506		18,893	17,506

Store Count Information:
Beginning of period	1,151	1,054		1,085	1,001
New stores opened	25	31		93	85
Stores closed	—	—		(2)	(1)
End of period	1,176	1,085		1,176	1,085

Pre-opening costs (000’s)	$1,721	$1,744		$7,124	$7,334

Balance Sheet Information:
Average inventory per store (000’s) (b)	$727.4	$723.4		$727.4	$723.4
Inventory turns (annualized)	3.57	3.49		3.28	3.23
Share repurchase program:
Cost (000’s)	$107,959	$7,905		$271,799	$179,997
Average purchase price per share	$88.89	$69.22		88.94	58.52

Capital Expenditures (millions):
New and relocated stores and stores not yet opened	$16.7	$17.7		$60.4	$44.9
Information technology	7.8	3.8		28.2	12.3
Existing stores	7.0	5.6		22.2	18.7
Distribution center capacity and improvements	6.0	12.0		16.4	56.3
Corporate and other	2.2	1.6		13.8	1.8
Purchase of previously leased and self developed stores	2.0	18.2		11.9	32.2
Total	$41.7	$58.9		$152.9	$166.2

2011 SAME-STORE SALES: ORIGINALLY REPORTED AND ADJUSTED FOR WEEK SHIFT (a)
(unaudited)
	FISCAL 2011

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

Same-store sales increase (originally reported)	10.7%	4.6%	11.5%	7.6%	8.2%
Same-store sales increase (adjusted for week shift)	7.6%	7.1%	11.9%	7.1%	8.3%
Impact of week shift	(3.1%)	2.5%	0.4%	(0.5%)	0.1%

(a) Due to the 53-week fiscal 2011, each quarter of fiscal 2012 starts one week later than the same quarter of fiscal 2011. The chart above presents same-store sales for 2011 as originally reported and as adjusted to represent the same 13-week period as the 2012 fiscal quarters. The adjusted 13-week periods end on April 2, 2011, July 2, 2011, October 1, 2011 and December 31, 2011, respectively.

(b) Assumes average inventory cost, excluding inventory in transit.